                                                                      EXHIBIT 11

                        TOTAL RENAL CARE HOLDINGS, INC.

                       COMPUTATION OF PER SHARE EARNINGS
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


                                                           THREE MONTHS
                                                          ENDED MARCH 31
                                                    ---------------------------
                                                        1997           1996
                                                    ------------   ------------
Applicable Common Shares
  Average outstanding during the period..........    26,589,000     22,351,000
  Outstanding stock options......................       717,000        773,000
  Reduction in shares in connection with notes
    receivable from employees....................       (85,000)       (89,000)
                                                    -----------    -----------
Weighted average number of shares outstanding....    27,221,000     23,035,000
                                                    ===========    ===========
Net income.......................................   $ 7,825,000    $ 4,276,000
                                                    ===========    ===========

Net income per common share .....................         $0.29          $0.19
                                                    ===========    ===========

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                  PRO FORMA COMPUTATION OF PER SHARE EARNINGS

 In February 1997, Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128), was issued. This pronouncement modifies the calculation and disclosure of earnings per share (EPS) and will be adopted by the Company in its financial statements for the year ended December 31, 1997. The following discloses the earnings per share calculations in accordance with the provisions of SFAS 128.

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

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31
                                                           ---------------------------
                                                               1997           1996
                                                           -----------    -----------
Applicable Common Shares
   Average outstanding during the period................    26,589,000     22,351,000
   Reduction in shares in connection with notes
     receivable from employees..........................       (85,000)       (89,000)
                                                           -----------    -----------
Weighted average number of shares outstanding for use
   in computing earnings per share......................    26,504,000     22,262,000
                                                           -----------    -----------
       Dilutive effect of outstanding stock options.....       717,000        773,000
Weighted average number of shares outstanding for use
   in computing earnings per share-assuming dilution....    27,221,000     23,035,000
                                                           ===========    ===========

Net income..............................................   $ 7,825,000    $ 4,276,000
                                                           ===========    ===========
Net income per common share.............................   $      0.30    $      0.19
                                                           ===========    ===========
Net income per common share-assuming dilution...........   $      0.29    $      0.19
                                                           ===========    ===========
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